                      [LETTERHEAD OF THE COOPER COMPANIES]

NEWS RELEASE

CONTACT:

Norris Battin
nbattin@usa.net

FOR IMMEDIATE RELEASE

          COOPER COMPANIES AND THERMO ELECTRON UNITS AGREE TO CO-MARKET
                                 VAGINITIS TESTS

IRVINE, Calif., August 9, 1999 -- The Cooper Companies, Inc. (NYSE/PCX: COO) today announced that its CooperSurgical unit (CSI) has agreed with BioStar, Inc., a Thermo Electron Corporation, to co-market three in-office diagnostic tests for vaginitis, common vaginal infections caused by bacteria, yeast and other micro-organisms. BioStar will begin immediately to distribute the Gardnerella vaginalis PIP Activity TestCard to all hospitals and clinics in the U.S. and plans to market the other two tests when they are available. These are an in-office test for yeast, expected in late 2000, and an in-office test for Trichomoniasis, which is in development. CSI plans to introduce its FemExam brands of the Gardnerella, yeast and Trichomoniasis TestCards to gynecologists and obstetricians beginning in late 2000.

The Gardnerella TestCard detects the presence of the organism g. vaginalis, the leading cause of bacterial vaginosis (BV), the most common and serious form of vaginal infection. In the U.S., BV and yeast are the two most common vaginal infections occurring in adult women. Vaginitis results in an estimated 13 million patient visits annually according to the American College of Obstetricians and Gynecologists. BV, the bacterial form of vaginitis, is associated with serious complications including premature and low birth weight babies, post-partum infections, pelvic inflammatory disease, post-gynecological surgery infections, abnormal PAP smears and increased risk of HIV. Trichomoniasis infects about three million American women annually. It has been associated with premature labor, low-birth weight infants, infertility and atypical PAP smears. About 50% of trichomoniasis is asymptomatic.

The Gardnerella TestCard is the second of four screening or diagnostic tests for the women's healthcare market developed under CSI's licensing agreement with Litmus Concepts, Inc., an emerging in vitro diagnostics company. Litmus develops and manufactures unique, proprietary products for the on-site diagnosis and management of infectious diseases to improve women's healthcare. CSI has the exclusive North American medical marketing rights for these technologies in the women's healthcare market.

In a separate announcement last month, CSI said it had agreed to co-market its FemExam pH and Amines TestCard in the United States both with 3M
Pharmaceuticals, a division of 3M (NYSE: MMM), and Matria Healthcare Inc. (NASDAQ: MATR). The FemExam pH and Amines TestCard screens for the presence of BV and aids in the differential diagnosis of vaginitis.

"These three agreements," said A. Thomas Bender, Cooper's chief executive officer, "will significantly augment CSI's ability to reach the 30,000 obstetricians and gynecologists and the 70,000 family and general practitioners involved in patient care in the U.S. With the combined CSI, 3M, Matria and BioStar sales organizations, we will have more than 400 representatives presenting these products to physicians in their offices, in hospitals and in clinics plus 18 managed care specialists addressing reimbursement."

BioStar, a division of Thermo BioAnalysis, develops and manufactures point-of-care infectious disease assays. BioStar has market leadership positions in group A strep, group B strep, chlamydia and influenza rapid testing, using the company's proprietary optical immunoassay (OIA'r') technology. Thermo BioAnalysis Corporation develops, manufactures and supplies a broad range of products, including biomolecular instruments and consumables, clinical laboratory equipment and supplies, and information-management systems for biochemical research, clinical diagnosis, and pharmaceutical production. Thermo BioAnalysis is a public subsidiary of Thermo Instrument Systems, Inc., a Thermo Electron company.

The 3M National Vaginitis Association website, www.vaginalinfections.org, offers more information about vaginitis. The Litmus Concepts' website, www.litmusconcepts.com, discusses the clinical background on the FemExam TestCard and links to other sites that discuss women's healthcare. Further information about BioStar is available at www.biostar.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 including statements about Cooper's capital resources, anticipated revenue growth, operating results and market conditions. Since the outcome of forward-looking statements is uncertain, risky and, indeed, may not occur, investors should not rely on them to predict the future. To identify forward-looking statements, look for words like "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates", and similar words or phrases.

Discussions of strategy, plans or intentions often contain forward-looking statements. These necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described by or contemplated in the forward-looking statements include major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of Cooper's manufacturing facilities, new competitors or technologies, significant disruptions caused by third parties failing to address the year 2000 issue or by unforeseen delays in completing our year 2000 compliance program.

Also, acquisition integration costs, foreign currency exchange exposure including the potential impact of the Euro, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental clean-up costs above those already accrued, litigation costs, costs of business divestitures, and forward-looking statements in Cooper's Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 1998.

Cooper cautions investors not to rely unduly on forward-looking statements. They reflect our analysis only on their stated date or the date of this press release.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic products, surgical instruments and accessories for the gynecological market. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Hamble, England, markets a broad range of contact lenses for the vision care market. Corporate offices are located in Irvine and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's Internet address is www.coopercos.com.

FemExam'r' pH and Amines TestCard System'TM' is a registered trademark of Litmus Concepts, Inc. BioStar'r' and OIA'r' are registered trademarks of BioStar, Inc.


                                       ###